Exhibit 99.1
FOR IMMEDIATE RELEASE
November 3, 2011
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
STRONG THIRD QUARTER RESULTS
•	Net income was $2.4 million, or $0.25 per share, for the quarter ended September 30, 2011, compared to $1.6 million, or $0.17 per share, for the quarter ended September 30, 2010.
•
Customer growth and a transmission system expansion in the natural gas operations, coupled with increased retail and wholesale marketing margins in the propane operations, generated $1.3 million and $624,000, respectively, of additional gross margin.

•	Non-recurring items accounted for $673,000, or $0.07 per share, of the increase in consolidated earnings for the quarter.
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced increased financial results for the quarter ended September 30, 2011. The Company’s net income for the quarter ended September 30, 2011 was $2.4 million, or $0.25 per share. This represents an increase in net income of $769,000, or $0.08 per share, over net income of $1.6 million, or $0.17 per share, for the quarter ended September 30, 2010. The higher earnings for the quarter reflect continued growth and expansion of the natural gas distribution and transmission operations and higher retail and wholesale marketing margins in the propane operations. These increases more than offset additional expenses related to an on-going electric franchise dispute, increased regulatory costs to comply with pipeline integrity requirements and costs associated with the release of a new product, ProfitZoomTM, by BravePoint, Inc. (“BravePoint”). The quarter-over-quarter increase in earnings benefited from non-recurring items, including a gain from the sale of a non-operating Internet Protocol address asset and a one-time pension charge in the third quarter of 2011, as well as regulatory and litigation reserves recorded in the third quarter of 2010. These non-recurring items contributed approximately $673,000, or $0.07 per share, to the increase in the Company’s earnings.
The Company reported net income of $19.7 million for the nine months ended September 30, 2011, or $2.04 per share, an increase of $722,000, or $0.06 per share, compared to the same period in 2010. Strong growth in gross margin in the natural gas and propane operations more than offset the impact of significantly warmer temperatures early in 2011, compared to the same period in 2010, and increased expenses related to an on-going electric franchise dispute, various regulatory proceedings, pipeline integrity requirements and the release of ProfitZoomTM. The period-over-period increase in earnings also reflects several non-recurring items, including gains in 2011 from the proceeds received from an antitrust litigation settlement with a major propane supplier and the sale of a non-operating Internet Protocol address asset; non-recurring severance and pension charges in 2011; as well as regulatory and litigation reserves recorded in 2010. These non-recurring items collectively contributed approximately $475,000, or $0.05 per share, to the year-to-date increase in the Company’s earnings.
“This quarter’s performance represents the third straight quarter of higher earnings, quarter over quarter, absent the weather impact,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Our commitment over the last several years to pursuing growth while achieving operational excellence within our existing businesses has not waivered. Towards that end, we have pursued new service territory expansions and customer commitments that are increasing the bottom line while at the same time positioning us for future growth. Today’s economic conditions are challenging but our team is continuing to aggressively identify new opportunities for growth, both on the Delmarva Peninsula and in Florida. Our BravePoint team is cultivating new opportunities for the ProfitZoom product. We are creating value for our customers and shareholders and are positioned to achieve another strong year of performance.”

The discussions of the results for the periods ended September 30, 2011 and 2010, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.
The discussion of forward-looking gross margin information for Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s natural gas transmission subsidiary, is based on the rates currently agreed to by the parties in the settlement of Eastern Shore’s base rate proceeding. The settlement has not been finalized and is subject to approval by the Federal Energy Regulatory Commission (“FERC”). Depending on the final resolution of the base rate proceeding, which is expected in late 2011 or early 2012, forward-looking gross margin information may change. For further detail on Eastern Shore’s base rate proceeding, see the “Regulatory Update on Eastern Shore’s Base Rate Proceeding” section later in the release.
Unless otherwise noted, earnings per share information is presented on a diluted basis.
Highlights for the third quarter of 2011 included:
•
Eastern Shore generated gross margin of $542,000 in the third quarter of 2011 from new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These services for 19,324 Mcfs per day, which commenced in January 2011, are expected to generate annual gross margin of approximately $1.9 million. Based upon the proposed settlement, which is discussed in detail later in this press release, as the services increase in November 2011 to 33,817 Mcfs per day, the new rate under the proposed settlement for these incremental services will negate the gross margin impact from the increase in volumes. In November 2012, as the new services increase to 38,647 Mcfs per day, additional annual gross margin of approximately $263,000 is expected to be generated from these services.

•
Eastern Shore generated additional gross margin of $92,000 from a new 10-year transportation services agreement with an existing industrial customer, which began in May 2011. This new service is expected to generate gross margin of $243,000 in 2011 and $361,000 annually thereafter. Eastern Shore also entered into a new one-year transportation services agreement with the same customer, beginning in November 2011, which is expected to generate gross margin of $168,000 in 2011 and $842,000 in 2012.

•
Although not affecting results in the third quarter of 2011, Eastern Shore began construction of its mainline extension projects to serve southern Delaware and Worcester and Cecil Counties in Maryland. These mainline extension projects are expected to be completed between November 2011 and June 2012. Once completed, these projects will enable Eastern Shore to deliver additional firm service of 6,039 Mcfs per day to Chesapeake’s Delaware and Maryland divisions and an unaffiliated customer. These new services are expected to generate additional gross margin of $156,000 in 2011, $1.6 million in 2012 and $1.8 million annually thereafter.

•
The Delmarva natural gas distribution operation entered into a new agreement in August 2011 to provide natural gas service to an existing industrial customer at two of its facilities located in southern Delaware. These new services are expected to begin in the first quarter of 2012 and are expected to generate estimated annual gross margin equivalent to 415 residential customers. The Delmarva natural gas distribution operation has also added 21 other large commercial and industrial services since July 2010, which generated $334,000 in additional gross margin during the third quarter of 2011. These new services are expected to generate annual gross margin of $1.2 million in 2011, compared to the $196,000 of gross margin they generated in 2010.

•	Two-percent growth in Delmarva natural gas distribution residential customers generated additional gross margin of $58,000 in the third quarter of 2011.
•
The Florida natural gas distribution operation generated additional gross margin of $159,000 from two-percent growth in commercial customers in the third quarter of 2011, compared to the same quarter in 2010.

•
Gross margin from the propane distribution operations for the third quarter of 2011 increased by $627,000, compared to the same quarter in 2010. A favorable physical inventory adjustment and the positive differential between propane wholesale prices and the Company’s average cost of inventory, as well as continued adjustment of Florida retail pricing in response to market conditions, contributed to the increased retail margins.

•
BravePoint has successfully implemented its new product, ProfitZoomTM, for three customers, and two additional customers have executed sales contracts with implementations scheduled for December 2011 and January 2012. Several other sales proposals are under consideration by other potential customers.

•	The Company’s earnings in the third quarter of 2011 included a one-time gain of $553,000 from the sale of an Internet Protocol address, which is reflected as non-operating income.
Comparative results for the quarters ended September 30, 2011 and 2010
Operating income for the quarter ended September 30, 2011 was $5.6 million, representing an increase of $1.0 million, or 22 percent, compared to the same quarter in 2010. An increase in gross margin of $2.5 million for the quarter ended September 30, 2011 was partially offset by an increase of $1.5 million in other operating expenses. Operating income for the quarter ended September 30, 2011 was reduced by $219,000 to reflect a one-time pension charge. Operating income for the quarter ended September 30, 2010 was reduced by a $500,000 accrual for the regulatory risk to the earnings of Florida Public Utilities Company (“FPU”) associated with the Company’s request for recovery of the FPU acquisition adjustment and merger-related costs and a $278,000 non-recurring charge related to a Florida propane class action settlement. These non-recurring items contributed approximately $559,000 to the increase in the Company’s operating income.
Also included in the Company’s results for the quarter ended September 30, 2011 is a one-time gain of $553,000 from the sale of an Internet Protocol address asset, which is reflected as non-operating income.

Regulated Energy
Operating income for the regulated energy segment for the quarter ended September 30, 2011 was $7.0 million, an increase of $487,000, or seven percent, compared to the same quarter in 2010. An increase in gross margin of $1.8 million was partially offset by an increase in operating expenses of $1.3 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2010	$26,155

Factors contributing to the gross margin increase for the three months ended September 30, 2011:

New transportation services	717
Net customer growth	595
Florida natural gas regulatory reserve (recorded in 2010)	500
Other	11

Gross margin for the three months ended September 30, 2011	$27,978

•
In January 2011, Eastern Shore commenced new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These services for 19,324 Mcfs per day generated gross margin of $542,000 in the third quarter of 2011 and are expected to generate annual gross margin of approximately $1.9 million. Based upon the proposed settlement, which is discussed in detail later in this press release, as the services increase in November 2011 to 33,817 Mcfs per day, the new rate under the proposed settlement for these incremental services will negate the gross margin impact from the increase in volumes. In November 2012, as the new services increase to 38,647 Mcfs per day, additional annual gross margin of approximately $263,000 is expected to be generated from these services.

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period of May 2011 through April 2021 for an additional 3,290 Mcfs per day and the other one for the period of November 2011 through October 2012 for an additional 9,192 Mcfs per day. These new services generated additional gross margin of $92,000 in the third quarter of 2011. The 10-year service from May 2011 to April 2021 is expected to generate gross margin of $243,000 in 2011 and $361,000 annually thereafter. The one-year service from November 2011 to October 2012 is expected to generate gross margin of $168,000 in 2011 and $842,000 in 2012.

Also generating additional gross margin of $83,000 in the third quarter of 2011 were new transportation services that commenced in November 2010, as a result of an Eastern Shore system expansion project. This expansion added 1,546 Mcfs of capacity per day with estimated annual gross margin of $351,000 in 2011. This expansion generated $56,000 of gross margin in 2010 after the commencement of the services.

•
Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $337,000 in the third quarter of 2011, due primarily to the addition of 21 large commercial and industrial services since July 2010. These 21 new services are expected to generate annual margin of $1.2 million in 2011, compared to $196,000 of gross margin in 2010. Two-percent growth in residential customers also generated an additional $58,000 for the Delmarva natural gas distribution operation for the quarter.

The Company’s Florida natural gas distribution operations generated $200,000 of additional gross margin, resulting primarily from two-percent growth in commercial customers, and the addition of 700 customers as a result of the purchase of the operating assets of Indiantown Gas Company in August 2010.

•
During the third quarter of 2010, the Florida natural gas distribution operation recorded an accrual of $500,000 to reserve for regulatory risk. The establishment of this reserve was based on management’s assessment of its earnings and the risk associated with possible action by the Florida Public Service Commission related to the Company’s request for recovery of the acquisition adjustment and merger-related costs. The Company recorded an additional accrual of $250,000 to this reserve in the fourth quarter of 2010. There has been no subsequent change in the $750,000 regulatory reserve.

Other operating expenses for the regulated energy segment increased by $1.3 million, or seven percent, in the third quarter of 2011, compared to the same quarter in 2010, due largely to the following factors:
•	$260,000 in higher depreciation expense and asset removal costs from capital investments made since the third quarter of 2010;
•	$220,000 in increased costs related to Florida customer-service-related activities, due to service enhancements;
•	$212,000 in additional expenses related to pipeline integrity projects for Eastern Shore to comply with increased pipeline regulatory requirements;
•	$173,000 related to a one-time pension charge allocated to the regulated energy operations during the quarter;
•	$145,000 in increased regulatory, legal and other costs associated with the electric franchise dispute in Marianna, Florida; and
•	$122,000 in additional costs related to maintenance of mains, electric lines and facilities.
Unregulated Energy
The unregulated energy segment reported an operating loss of $1.5 million, an improvement of $765,000, or 34 percent, compared to the same period in 2010. An increase in gross margin of $679,000 and a decrease in operating expenses of $86,000 contributed to the increase in operating results. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2010	$4,420

Factors contributing to the gross margin increase for the three months ended September 30, 2011:

Increase in margin per gallon	522
Propane wholesale marketing	102
Other	61
Natural gas marketing	(6)

Gross margin for the three months ended September 30, 2011	$5,099

•
The Delmarva and Florida propane distribution operations generated additional gross margin of $184,000 and $338,000, respectively, in the third quarter of 2011, compared to the same quarter in 2010. A favorable physical inventory adjustment and the positive differential between propane wholesale prices and the Company’s average cost of inventory during the third quarter of 2011 contributed to the increased margins per gallon on the Delmarva Peninsula. Florida’s margins per gallon also continued to improve, as the Florida propane distribution operation continued to adjust its retail pricing in response to local market conditions.

•
Xeron, Inc. (“Xeron”), the Company’s propane wholesale marketing subsidiary, generated a $102,000 increase in gross margin during the third quarter of 2011, compared to the same quarter in 2010, due primarily to a 20-percent increase in trading activity.

Other operating expenses for the unregulated energy segment decreased by $86,000 for the third quarter of 2011, compared to the same period in 2010. The decrease in operating expenses as a result of the absence in 2011 of a non-recurring charge of $278,000 related to a Florida propane class action settlement was partially offset by higher vehicle fuel and maintenance costs and increased bad debt expenses in the propane distribution operations.
Other
The other segment reported operating income of $43,000 for the quarter ended September 30, 2011, compared to $284,000 for the same quarter in 2010. The decrease of $241,000 in operating income was attributable primarily to lower operating income of $331,000 from BravePoint, offset partially by the absence in 2011 of $68,000 in merger-related costs expensed in the third quarter of 2010.
BravePoint reported an operating loss of $74,000 in the third quarter of 2011, compared to operating income of $258,000 in the same quarter in 2010. During the third quarter of 2011, BravePoint incurred $274,000 in additional startup costs associated with the release of ProfitZoomTM. Also contributing to the decreased operating results was $94,000 in increased benefit costs, as Chesapeake adopted a safe harbor 401(k) plan design on January 1, 2011, which resulted in an increased 401(k) benefit for BravePoint employees.
Interest Expense
Interest expense for the quarter ended September 30, 2011 increased by approximately $133,000, or six percent, compared to the same quarter in 2010. The long-term debt issuance of $29 million in June 2011 to permanently finance the redemption of two series of FPU mortgage bonds resulted in additional interest expense of $240,000 for the third quarter of 2011, compared to the same period in 2010. Prior to the long-term issuance, the Company had financed the redemption of these bonds through a short-term loan credit facility. This increase was partially offset by lower interest expense from scheduled principal payments of other long-term debt.
Comparative results for the nine months ended September 30, 2011 and 2010
Operating income increased by $467,000, or one percent, to $38.2 million for the nine months ended September 30, 2011, compared to $37.7 million for the same period in 2010. An increase in gross margin of $5.4 million was partially offset by an increase of $4.9 million in other operating expenses. Operating income for the nine months ended September 30, 2011 included the impact of a non-recurring gain of $575,000 as a result of the proceeds received from an antitrust litigation settlement with a major propane supplier and non-recurring severance and pension charges of $1.1 million. Operating income for the nine months ended September 30, 2010 also included several non-recurring charges, including the $500,000 accrual for the Florida natural gas regulatory reserve previously discussed and a $278,000 non-recurring charge related to the Florida propane class action settlement. The net impact of these non-recurring items contributed $253,000 of the operating income increase for the period.
Also included in operating results for the nine months ended September 30, 2011 was approximately $2.5 million in decreased gross margin associated with lower customer consumption of natural gas, electricity and propane, due primarily to warmer temperatures on the Delmarva Peninsula and in Florida during 2011, compared to 2010, and $823,000 in costs related to the development and release of ProfitZoomTM.

A one-time gain of $553,000 from the sale of an Internet Protocol address asset, which is reflected as non-operating income, is also included in the Company’s results for the nine months ended September 30, 2011.
Regulated Energy
Operating income for the regulated energy segment for the nine months ended September 30, 2011 was $31.2 million, a decrease of $1.2 million, or four percent, compared to the same period in 2010. An increase in gross margin of $2.8 million offset by an increase in other operating expenses of $4.0 million, resulted in the decrease in operating income. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2010	$91,633

Factors contributing to the gross margin increase for the nine months ended September 30, 2011:

Net customer growth	2,377
Decreased customer consumption, due primarily to weather	(2,072)
New transportation services	2,069
Florida natural gas regulatory reserve (recorded in 2010)	500
Other	(72)

Gross margin for the nine months ended September 30, 2011	$94,435

•
Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $921,000 for the first nine months of 2011, due primarily to the addition of 21 large commercial and industrial services since July 2010. These 21 new services, which generated $859,000 of gross margin in the first nine months of 2011, are expected to generate annual margin of $1.2 million in 2011. The same services generated $196,000 of gross margin in 2010 following their addition. Two-percent growth in residential customers generated an additional $328,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $754,000 of additional gross margin primarily from a two-percent growth in commercial customers. In addition, 700 new customers, added as a result of the Company’s purchase of the operating assets of Indiantown Gas Company in August 2010, generated $367,000 of additional gross margin during the first nine months of 2011.

•
Customer consumption of natural gas and electricity decreased both on the Delmarva Peninsula and in Florida during the first nine months of 2011, compared to the same period in 2010. The decline in consumption is due primarily to significantly warmer weather during the heating season, resulting in a period-over-period decrease of $2.1 million in gross margin. Heating degree-days decreased by five percent, or 145 heating degree-days, on the Delmarva Peninsula and by 43 percent, or 408 heating degree-days, in Florida during the first nine months of 2011, compared to the same period in 2010.

•
In January 2011, Eastern Shore commenced new transportation services associated with its eight-mile mainline extension to interconnect with Texas Eastern Transmission’s pipeline system. These new services for 19,324 Mcfs per day generated gross margin of $1.6 million in the first nine months of 2011 and are expected to generate annual gross margin of approximately $1.9 million. Based upon the proposed settlement, which is discussed in detail later in this press release, as the services increase in November 2011 to 33,817 Mcfs per day, the new rate under the proposed settlement for these incremental services will negate the gross margin impact from the increase in volumes. In November 2012, as the new services increase to 38,647 Mcfs per day, additional annual gross margin of approximately $263,000 is expected to be generated from these services.

Also generating additional gross margin of $330,000 in the first nine months of 2011 were new transportation services that commenced in May 2010 and November 2010, as a result of Eastern Shore’s system expansion projects. These expansions added 2,666 Mcfs of capacity per day and an estimated gross margin of $606,000 in 2011. These same projects generated $216,000 of gross margin in 2010.

Eastern Shore entered into two additional transportation services agreements with an existing industrial customer, one for the period of May 2011 through April 2021 for an additional 3,290 Mcfs per day and the other one for the period of November 2011 through October 2012 for an additional 9,192 Mcfs per day. These new services generated additional gross margin of $154,000 in the first nine months of 2011. The 10-year service from May 2011 to April 2021 is expected to generate gross margin of $243,000 in 2011 and $361,000 annually thereafter. The one-year service from November 2011 to October 2012 is expected to generate gross margin of $168,000 in 2011 and $842,000 in 2012.

Partially offsetting these margin increases were decreased margins of $40,000 from transportation service contracts, which expired in April 2010.
•	The Florida natural gas distribution operation recorded an accrual of $500,000 to reserve for regulatory risk during the third quarter of 2010, as previously described.
Other operating expenses for the regulated energy segment increased by $4.0 million in the nine months ended September 30, 2011. Included in this increase are non-recurring items of $503,000 for severance charges and $334,000 for pension charges during the first nine months of 2011. The remaining increase of $3.2 million is due largely to the following factors:
•	$820,000 in higher depreciation expense and asset removal costs from capital investments made since the third quarter of 2010;
•
Increased regulatory, legal and other costs, including $439,000 of costs associated with the electric franchise dispute in Marianna, Florida and $245,000 in costs with respect to the “Come-Back” filing in Florida, the rate case proceeding for Eastern Shore and other regulatory proceedings;

•	$628,000 in additional expenses related to pipeline integrity projects for Eastern Shore to comply with increased pipeline regulatory requirements;
•	$202,000 in higher costs related to maintenance of mains, electric lines and facilities;
•
a reduction of $139,000 in expense for the nine months ended September 30, 2010, resulting from a reversal of bad debt expense, which was previously reserved for a receivable from a Florida electric customer in bankruptcy; and

•	$192,000 in increased payroll costs, due primarily to higher accruals for performance incentive compensation.

Unregulated Energy
Operating income for the unregulated energy segment for the nine months ended September 30, 2011 was $7.0 million, representing an increase of $2.3 million, or 49 percent, compared to the same period in 2010. An increase in gross margin of $2.7 million was slightly offset by an increase in operating expenses of $344,000. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2010	$25,278

Factors contributing to the gross margin increase for the nine months ended September 30, 2011:

Increase in margin per gallon	2,050
Volume decrease — weather and other	(926)
Gain from litigation settlement	575
Propane wholesale marketing	514
Natural gas marketing	295
Miscellaneous fees and other	151

Gross margin for the nine months ended September 30, 2011	$27,937

•
The propane distribution operations generated additional gross margin of $2.1 million due to higher margins per gallon in the first nine months of 2011, compared to the same period in 2010. Propane retail margins per gallon on the Delmarva Peninsula during the first nine months of 2011 returned to more normal levels, compared to lower margins per gallon reported during the same period in 2010. The lower margins in 2010 were caused by colder temperatures and higher cost spot purchases during the peak heating season. Also contributing to the gross margin increase were higher margins per gallon in Florida as the Florida propane distribution operation continued to adjust its retail pricing in response to market conditions.

•
A decrease in heating degree-days in the first nine months of 2011, compared to the same period in 2010, and a decrease in propane deliveries to bulk customers resulted in decreased gross margin of $926,000.

•	The Company recorded a one-time gain of $575,000 in the first quarter of 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier.
•	Xeron generated a $514,000 increase in gross margin during the first nine months of 2011, compared to the same period in 2010, due primarily to a 40-percent increase in trading activity.
•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), generated higher gross margin of $295,000 in the first nine months of 2011, compared to the same period in 2010. Favorable imbalance resolutions with third-party pipelines, with which PESCO contracts for natural gas supply, generated this increase. Such imbalance resolutions are not predictable and therefore, are not included in the Company’s long-term financial plans or forecasts.

Other operating expenses for the unregulated energy segment increased by $344,000 for the first nine months of 2011, compared to the same period in 2010, due primarily to the following factors: (a) increased payroll and benefit costs of $335,000, attributable primarily to higher accruals for performance incentive compensation; (b) increased vehicle expenses of $282,000 resulting from an increase in fuel prices; and (c) a one-time charge of $67,000 associated with the voluntary workforce reduction in Florida as the Company continued to integrate the Florida operations. These increases were partially offset by the absence of a $278,000 non-recurring charge recorded in the third quarter of 2010 for a Florida propane class action settlement.

Other
The other segment reported an operating loss of $32,000 for the nine months ended September 30, 2011, compared to operating income of $650,000 for the same period in 2010. The decrease in operating results of $682,000 was attributable primarily to lower operating income of $860,000 from BravePoint, offset partially by the absence in 2011 of $179,000 in merger-related costs in the first nine months of 2010.
BravePoint reported an operating loss of $356,000 in the first nine months of 2011, compared to operating income of $523,000 in the same period in 2010. During the first nine months of 2011, BravePoint incurred $823,000 in additional costs associated with the product development and release of ProfitZoomTM. Also contributing to the decreased operating results was $287,000 in increased benefit costs, as Chesapeake adopted a safe harbor 401(k) plan design on January 1, 2011, which resulted in an increased 401(k) benefit for BravePoint employees in 2011.
Interest Expense
Interest expense for the nine months ended September 30, 2011 decreased by approximately $270,000, or four percent, compared to the same period in 2010. The decrease is attributable primarily to a decrease of $582,000 in other long-term interest expense as scheduled repayments decreased the outstanding principal balance. Partially offsetting this decrease was additional interest expense of $240,000 related to the $29 million long-term debt issuance in June 2011 to permanently finance two series of FPU mortgage bonds.
Regulatory Update on Eastern Shore’s Base Rate Proceeding
On December 30, 2010, Eastern Shore filed with the FERC a base rate proceeding in accordance with the terms of the settlement in its prior base rate proceeding. Settlement conferences involving Eastern Shore, FERC Staff and other interested parties have resulted in a settlement in principle, which provides a cost of service of approximately $29.1 million and a pre-tax return of 13.9 percent. This represents an annual rate increase of approximately $805,000, effective July 29, 2011. The settlement also includes a rate reduction, effective November 1, 2011, associated with the 14,493 Mcfs per day (15,000 dekatherms per day) phase-in of new transportation services on Eastern Shore’s eight-mile extension to interconnect with the Texas Eastern Transmission LP pipeline system. This rate reduction fully offsets the increased revenue that would have been generated from the 14,493 Mcfs per day increase in firm service. The settlement also provides a five-year moratorium on the parties’ rights to challenge Eastern Shore’s rates and on Eastern Shore’s right to file a base rate increase. The settlement allows Eastern Shore to file for rate adjustments during those five years in the event certain costs related to government-mandated obligations are incurred and Eastern Shore’s pre-tax earnings do not equal or exceed 13.9 percent. Eastern Shore expects to finalize the settlement with the parties in November 2011 and submit it to the FERC for approval. The FERC’s approval is expected by late 2011 or early 2012.
Starting in July 2011, Eastern Shore adjusted its billing to reflect the rates requested in the base rate proceeding, subject to refund to customers upon the conclusion of this proceeding. Eastern Shore recorded approximately $911,000 as a regulatory liability as of September 30, 2011, to fully reserve any incremental revenues generated by the new rates while the base rate proceeding continues.

Other Information
Chesapeake will host a conference call on November 4, 2011, at 2:00 p.m. Eastern Time to discuss the Company’s financial results for the third quarter of 2011. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2011 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://www.chpk.com/conferencecalls.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended September 30, 2011 and 2010
(in thousands, except shares and per share data)

	Third Quarter		Year to Date
	2011	2010	2011	2010
Operating Revenues
Regulated Energy	$53,789	$53,412	$193,118	197,779
Unregulated Energy	23,721	20,134	112,164	104,018
Other	3,100	2,920	8,757	7,990

Total Operating Revenues	80,610	76,466	314,039	309,787

Operating Expenses
Regulated energy cost of sales	25,811	27,257	98,683	106,146
Unregulated energy and other cost of sales	20,306	17,238	89,017	82,713
Operations	19,560	18,322	59,796	55,847
Maintenance	2,029	1,899	5,624	5,388
Depreciation and amortization	4,978	4,688	14,936	14,075
Other taxes	2,332	2,479	7,774	7,876

Total operating expenses	75,016	71,883	275,830	272,045

Operating Income	5,594	4,583	38,209	37,742

Other income, net of other expenses	649	102	699	206

Interest charges	2,389	2,256	6,654	6,924

Income Before Income Taxes	3,854	2,429	32,254	31,024

Income tax expense	1,457	801	12,590	12,082

Net Income	$2,397	$1,628	$19,664	$18,942

Weighted Average Shares Outstanding:
Basic	9,564,012	9,493,425	9,552,472	9,460,462
Diluted	9,657,970	9,497,696	9,647,632	9,570,921

Earnings Per Share of Common Stock:
Basic	$0.25	$0.17	$2.06	$2.00
Diluted	$0.25	$0.17	$2.04	$1.98

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended September 30, 2011 and 2010
(in thousands, except shares and degree-day data)

	Third Quarter		Year to Date
	2011	2010	2011	2010
Chesapeake and Subsidiaries
Gross Margin (1)
Regulated Energy	$27,978	$26,155	$94,435	$91,633
Unregulated Energy	5,099	4,420	27,937	25,278
Other	1,416	1,396	3,967	4,017

Total Gross Margin	$34,493	$31,971	$126,339	$120,928

Operating Income (Loss)
Regulated Energy	$7,023	$6,536	$31,194	$32,360
Unregulated Energy	(1,472)	(2,237)	7,047	4,732
Other	43	284	(32)	650

Total Operating Income	$5,594	$4,583	$38,209	$37,742

Heating Degree-Days — Delmarva Peninsula
Actual	49	50	2,876	3,021
10-year average (normal)	53	60	2,905	2,923

Heating Degree-Days — Florida
Actual	—	—	534	942
10-year average (normal)	—	—	594	547

Cooling Degree-Days — Florida
Actual	1,569	1,654	2,676	2,694
10-year average (normal)	1,483	1,466	2,444	2,418

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2011				For the Three Months Ended September 30, 2010
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues (in thousands)
Residential	$4,128	$984	$3,335	$13,781	$4,041	$928	$3,617	$15,951
Commercial	2,520	874	5,514	11,580	3,156	815	6,651	13,462
Industrial	1,234	1,142	2,122	1,679	811	1,134	1,675	1,441
Other (1)	340	557	1,034	(994)	420	434	(485)	(4,523)

Total Operating Revenues	$8,222	$3,557	$12,005	$26,046	$8,428	$3,311	$11,458	$26,331

Volume (in Mcfs/MWHs)
Residential	139,132	41,143	166,164	98,611	140,570	41,002	172,579	108,779
Commercial	353,022	251,930	559,175	93,994	335,080	255,787	608,383	100,599
Industrial	711,316	2,798,605	523,970	11,540	467,142	2,803,077	446,450	13,230
Other	32,501	—	(33,461)	1,061	58,763	—	(28,129)	(10,756)

Total	1,235,971	3,091,678	1,215,848	205,206	1,001,555	3,099,866	1,199,283	211,852

Average Customers
Residential	47,810	13,446	47,815	23,583	46,908	13,388	47,425	23,594
Commercial	5,056	1,183	4,504	7,401	5,023	1,132	4,477	7,365
Industrial	90	57	699	2	86	59	619	2
Other	5	—	—	—	6	—	—	—

Total	52,961	14,686	53,018	30,986	52,023	14,579	52,521	30,961

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2011				For the Nine Months Ended September 30, 2010
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues (in thousands)
Residential	$36,774	$3,371	$15,306	$36,794	$34,471	$3,561	$17,950	$40,508
Commercial	19,499	2,785	23,214	31,924	20,243	2,755	27,399	34,176
Industrial	3,592	3,585	6,780	5,618	2,621	3,528	6,085	5,996
Other (1)	(4,501)	1,708	(1,493)	(3,996)	(2,497)	1,283	(3,349)	(8,188)

Total Operating Revenues	$55,364	$11,449	$43,807	$70,340	$54,838	$11,127	$48,085	$72,492

Volume (in Mcfs/MWHs)
Residential	2,290,121	235,642	890,986	254,115	2,196,744	294,562	1,018,466	273,678
Commercial	2,308,451	872,557	2,176,253	245,989	2,086,444	977,759	2,366,050	250,821
Industrial	2,208,684	10,511,292	1,991,328	41,220	1,520,357	10,207,594	1,562,714	52,810
Other	77,441	—	(220,923)	7,949	200,713	—	(179,505)	888

Total	6,884,697	11,619,491	4,837,644	549,273	6,004,258	11,479,915	4,767,725	578,197

Average Customers
Residential	48,594	13,589	47,900	23,588	47,509	13,423	47,664	23,570
Commercial	5,179	1,173	4,524	7,385	5,139	1,125	4,486	7,375
Industrial	90	58	680	2	83	59	608	2
Other	5	—	—	—	5	—	—	—

Total	53,868	14,820	53,104	30,975	52,736	14,607	52,758	30,947

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
Assets	2011	2010
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$519,713	$500,689
Unregulated energy	62,828	61,313
Other	19,359	16,989

Total property, plant and equipment	601,900	578,991

Less: Accumulated depreciation and amortization	(133,751)	(121,628)
Plus: Construction work in progress	10,610	5,394

Net property, plant and equipment	478,759	462,757

Investments, at fair value	3,688	4,036

Current Assets
Cash and cash equivalents	1,770	1,643
Accounts receivable (less allowance for uncollectible accounts of $906 and $1,194, respectively)	65,692	88,074
Accrued revenue	8,434	14,978
Propane inventory, at average cost	8,351	8,876
Other inventory, at average cost	2,946	3,084
Regulatory assets	499	51
Storage gas prepayments	5,558	5,084
Income taxes receivable	9,812	6,748
Deferred income taxes	1,264	2,191
Prepaid expenses	5,549	4,613
Mark-to-market energy assets	1,229	1,642
Other current assets	212	245

Total current assets	111,316	137,229

Deferred Charges and Other Assets
Goodwill	35,613	35,613
Other intangible assets, net	3,210	3,459
Long-term receivables	51	155
Regulatory assets	21,644	23,884
Other deferred charges	3,235	3,860

Total deferred charges and other assets	63,753	66,971

Total Assets	$657,516	$670,993

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
Capitalization and Liabilities	2011	2010
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,655	$4,635
Additional paid-in capital	149,091	148,159
Retained earnings	86,619	76,805
Accumulated other comprehensive loss	(2,817)	(3,360)
Deferred compensation obligation	807	777
Treasury stock	(807)	(777)
Total stockholders’ equity	237,548	226,239

Long-term debt, net of current maturities	117,069	89,642

Total capitalization	354,617	315,881

Current Liabilities
Current portion of long-term debt	9,196	9,216
Short-term borrowing	26,591	63,958
Accounts payable	38,539	65,541
Customer deposits and refunds	27,769	26,317
Accrued interest	3,351	1,789
Dividends payable	3,300	3,143
Accrued compensation	5,665	6,784
Regulatory liabilities	7,628	9,009
Mark-to-market energy liabilities	956	1,492
Other accrued liabilities	11,785	10,393

Total current liabilities	134,780	197,642

Deferred Credits and Other Liabilities
Deferred income taxes	93,650	80,031
Deferred investment tax credits	187	243
Regulatory liabilities	3,581	3,734
Environmental liabilities	9,615	10,587
Other pension and benefit costs	16,596	18,199
Accrued asset removal cost — Regulatory liability	36,280	35,092
Other liabilities	8,210	9,584

Total deferred credits and other liabilities	168,119	157,470

Total Capitalization and Liabilities	$657,516	$670,993

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799